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                                                                    Exhibit 3(i)
                           ARTICLES OF INCORPORATION

                                       OF

                           INVESTARK BANKSHARES, INC.


   The undersigned, a natural person over the age of twenty-one years, acting as incorporator of a corporation under the Arkansas Business Corporation Act, adopts the following Articles of Incorporation for such corporation:


   FIRST:    The name of this corporation is:
             INVESTARK BANKSHARES, INC.

   SECOND:   The period of its duration shall be perpetual.

   THIRD: The purposes for which the corporation is organized are: To engage in any activities which are permissible for bank holding companies, and to do all things incidental to any such business, and to do and perform all other things necessary or beneficial to the Corporation or to the general public which the Board of Directors may from time to time determine should be done.

             To engage in any lawful act or activity as permitted under the laws of the State of Arkansas.

             To do each and every thing necessary, suitable or proper for the accomplishment of any purpose of the attainment of any one or more objects which shall at any time appear conducive to or expedient for the protection or benefit of the corporation.

   FOURTH: The aggregate number of shares of Common Stock which the corporation shall have authority to issue is 5,000,000 Shares having $10.00 par value per share.

   FIFTH: The corporation will not commence business until at least $300 has been received by it as consideration for the issuance of shares.

   SIXTH: No shareholder shall have any preemptive right to acquire additional or treasury shares of the corporation.

   SEVENTH: The internal affairs of the corporation shall be managed by a Board of directors, which board shall have the power to make, adopt, alter, amend or repeal the by-laws of the corporation.

   EIGHTH: The address of the initial registered office of the corporation is 412 South Main, Stuttgart, Arkansas 72160, and the name of its initial registered agent at such address is W. Neil Maynard.
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   NINTH:    The number of directors constituting the initial Board of Directors is seven (7), who will serve in such capacity until the first annual meeting of shareholders or until their successors shall be duly elected and qualified.

   TENTH:    The name and address of the incorporator is:

             NAME                              ADDRESS
             ----                              -------
             William H. Kennedy, III           120 East Fourth Street
                                               Little Rock, Arkansas 72201


   DATED, this 20th day of July, 1984.


                                               INVESTARK BANKSHARES, INC.



                                               By: /s/ WILLIAM H. KENNEDY, III
                                                       William H. Kennedy, III
                                                       Incorporator